Exhibit 99.1

NEWSRELEASE
FOR IMMEDIATE RELEASE
October 16, 2008

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Jack Pargeon	(614) 480-3878
HUNTINGTON BANCSHARES REPORTS:
•	2008 THIRD QUARTER NET INCOME OF $115.2 MILLION, OR $0.28 PER COMMON SHARE
•	Stable net interest margin of 3.29%

•	4% annualized linked-quarter increase in average total core deposits

•	Annualized net charge-offs of 0.82%

•	$42 million net increase in the allowance for credit losses to 1.90%

•	5% increase in non-performing assets

•	8.86% Tier 1 capital ratio and 12.09% Total risk-based capital ratio
•	2008 FULL-YEAR REPORTED EARNINGS TARGET OF $1.12-$1.16 PER COMMON SHARE
     COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2008 third quarter net income of $115.2 million, or $0.28 per common share. This compared with net income of $101.4 million, or $0.25 per common share, in the 2008 second quarter and $138.2 million, or $0.38 per common share, in the year-ago quarter.
     Huntington also revised its 2008 full-year reported earnings target to $1.12-$1.16 per common share. This is down from the previously targeted amount of $1.25-$1.35 per common share. The decline reflects an assumed continuation of economic deterioration in our markets, the more volatile and more competitive funding environment, and lower market-related fee income.
PERFORMANCE OVERVIEW
     Performance compared with the 2008 second quarter included:
•	Net income of $0.28 per common share, or 12% higher than second quarter net income of $0.25 per common share. Current quarter earnings were positively impacted by a net $0.01 per common share, reflecting the benefit of net market-related gains, partially offset by a Visa®-related tax increase. The 2008 second quarter earnings were negatively impacted by a net $0.03 per common share reflecting the significant items detailed in

  Table 1 below.
•	$125.4 million of provision for credit losses, up from $120.8 million in the second quarter, and $41.6 million higher than net charge-offs.

•	$83.8 million of net charge-offs, or an annualized 0.82% of average total loans and leases, up from an annualized 0.64% in the second quarter.

•	3.29% net interest margin, unchanged from the 2008 second quarter.

•	4% annualized linked-quarter growth in average total commercial loans and a 5% annualized linked-quarter decline in average total consumer loans, reflecting loan sales in the prior quarter.

•	4% annualized linked-quarter increase in average total core deposits.

•	Significant linked-quarter declines in trust services, customer derivative income, brokerage and insurance income, and mortgage banking income, reflecting lower origination volume.

•	$38.8 million linked-quarter decrease in total non-interest expense, including the positive impacts of a $21.4 million debt extinguishment gain in the current quarter and no merger-costs.

•	1.90% period-end allowance for credit losses (ACL) ratio, up from 1.80% at the end of the second quarter.

•	5% increase in non-performing assets (NPAs), primarily reflecting a 10% increase in non-accrual loans (NALs) with most of the increase in commercial real estate (CRE) loans and commercial and industrial (C&I) loans. Period-end NALs represented 1.42% of total loans and leases, up from 1.30% at June 30, 2008.

•	8.86% and 12.09% period-end Tier 1 and Total risk-based capital ratios, compared with 8.82% and 12.05%, respectively, at June 30, 2008, and well above the regulatory “well capitalized” thresholds of 6.0% and 10.0%, respectively. The “well capitalized” level is the highest regulatory capital designation.
     “Huntington’s third quarter results were quite solid during this period of unprecedented economic and capital markets turmoil,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “This is a testimony to the soundness of our franchise, the strength of our balance sheet, and the advantage of being a local bank that knows its markets and customers, who, in turn, continue to demonstrate their confidence in us.”
     “With the economy weakening further, the most prevalent investor issue relates to our credit quality outlook,” he continued. “Because of actions taken over the last several years to reduce the risk inherent in our credit underwriting practices, net charge-offs and problem assets are increasing, but at a manageable pace. Even so, this will continue to place pressure on earnings as we build our allowance for credit losses to assure it is sufficient to handle an environment that we expect will continue to be weak through next year. For the quarter, net charge-off performance was pretty much on target and we increased our allowance for credit losses by 10 basis points as expected. Reserve building will continue, though at a slightly slower pace.”
     “Investors are also concerned about capital levels,” Hoaglin commented. “The $569 million of preferred stock we issued earlier this year was especially well-timed, adding to both capital and liquidity. Nevertheless, and even more important, the ability to deliver solid net income performance permitted us to build capital this quarter. At quarter end, our regulatory capital was $1 billion above the regulatory “well capitalized” threshold. ”
     Hoaglin further noted, “Contributing to the solid earnings performance was a stable net interest margin. We were pleased with this performance in a time of volatile interest rates and unprecedented swings in funding spreads, as well as an extremely competitive loan and deposit pricing environment. Average core deposits grew at a 4% annualized rate. Average commercial loans increased at a 4% annualized rate though average consumer loans declined, reflecting loan sales in the prior quarter. Fee income performance was not as good as expected since many fee-based activity levels have declined in this environment and lower market valuations decreased the value of managed assets. Expenses, however, continued to be very well controlled.”
     “As we head into the fourth quarter, our view is that difficult times will remain and challenges for our customers will increase. As we continue to serve them, we expect fourth quarter performance will mirror that of the third quarter in many ways: stable net interest margin, modest loan growth, good deposit growth, and stable fee income and expenses. The main variable to earnings performance is the degree of economic weakness, how that influences credit quality performance, and what that means regarding reserve levels. We expect net charge-offs to increase to 90-110 basis points in the fourth quarter, utilizing reserves already established. Such performance would result in full-year net charge-offs of 70-75 basis points. I think it is noteworthy that this is only a 10 basis point increase in the range we originally expected last January. We expect to continue to build reserves in the fourth quarter. Our current expectation is that fourth quarter earnings will likely be $0.25-$0.29 per common share, which would translate into 2008 full year earnings of $1.12-$1.16 per common share. Admittedly, this is below the expectations we had last July. However, 2008 has turned out to be a much more challenging year than anyone ever envisioned. Yet, we firmly believe our investors and customers will view this level of performance, in this environment, as a successful and profitable year,” he concluded.
THIRD QUARTER PERFORMANCE DISCUSSION
Significant Items Influencing Financial Performance Comparisons
     Specific significant items impacting 2008 third quarter performance included (see Table 1 below):
•	$11.8 million pre-tax ($0.02 per common share) positive impact of net market-related gains consisting of:
•	$21.4 million gain from debt extinguishment included in other non-interest expense,

•	$3.7 million of equity investment gains,

•	$1.9 million net positive impact of mortgage servicing rights (MSR) hedging consisting of an $8.4 million net interest income benefit, partially offset by a $6.5 million net impairment loss,

              Partially offset by:
•	$15.2 million of securities losses, including $17.9 million of other than temporary impairment on certain asset-backed securities.
•	$3.7 million ($0.01 per common share) increase to provision for income taxes, representing an increase to the previously established capital loss carry-forward valuation allowance related to a decline in value of Visa® shares held.
Table 1 — Significant Items Impacting Earnings Performance Comparisons (1)

Three Months Ended	Impact (2)
(in millions, except per share)	Pre-tax		EPS (3)
September 30, 2008 - GAAP earnings	$115.2	(3)	$0.28
• Net market-related gains	11.8		0.02
• Deferred tax valuation allowance adjustment	(3.7	)(3)	(0.01)

June 30, 2008 - GAAP earnings	$101.4	(3)	$0.25
• Deferred tax valuation allowance benefit	3.4	(3)	0.01
• Merger/restructuring costs	(14.6)		(0.03)
• Net market-related losses	(6.8)		(0.01)

September 30, 2007 - GAAP earnings	$138.2	(3)	$0.38
• Merger costs	(32.3)		(0.06)
• Net market-related losses	(18.0)		(0.03)

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(3)	After-tax; EPS reflected on a fully diluted basis
Net Interest Income, Net Interest Margin, and Average Balance Sheet
2008 Third Quarter versus 2008 Second Quarter
     Compared with the 2008 second quarter, fully taxable equivalent net interest income decreased $1.4 million. This reflected a $0.6 billion, or 1%, decline in average earning assets as the net interest margin was unchanged at 3.29%.

     Table 2 details the slight decrease in average loans and leases.
Table 2 — Loans and Leases — 3Q08 vs. 2Q08

	Third	Second
	Quarter	Quarter	Change
(in billions)	2008	2008	Amount	%

Average Loans and Leases
Commercial and industrial	$13.6	$13.6	$(0.0)	(0)%
Commercial real estate	9.8	9.6	0.2	2

Total commercial	23.4	23.2	0.2	1

Automobile loans and leases	4.6	4.6	0.1	2
Home equity	7.5	7.4	0.1	1
Residential mortgage	4.8	5.2	(0.4)	(7)
Other consumer	0.7	0.7	(0.0)	(4)

Total consumer	17.6	17.8	(0.2)	(1)

Total loans and leases	$41.0	$41.0	$(0.0)	(0)%

     Average total loans and leases were essentially unchanged between quarters. However, average total commercial loans increased 1%, reflecting 2% growth in CRE loans, as total average C&I loans were little changed. The third quarter CRE growth was comprised primarily of new or increased loan facilities to existing borrowers. This growth was not associated with the single family home builder segment as exposure to this segment declined during the quarter. Average total consumer loans decreased $0.2 billion, or 1%, reflecting a $0.4 billion, or 7%, decline in average residential mortgages due to a full quarter’s impact of $473 million of the residential mortgages sold in the second quarter. Average automobile loans and leases increased 2%, with average home equity loans increasing 1%. We remain very comfortable with our origination strategies in the consumer segments, and are confident that we are continuing to lend to high quality borrowers.
     Table 3 details the $0.2 billion decline in average total deposits.
Table 3 — Deposits — 3Q08 vs. 2Q08

	Third	Second
	Quarter	Quarter	Change
(in billions)	2008	2008	Amount	%

Average Deposits
Demand deposits — non-interest bearing	$5.1	$5.1	$0.0	0%
Demand deposits — interest bearing	4.0	4.1	(0.1)	(2)
Money market deposits	5.9	6.3	(0.4)	(6)
Savings and other domestic deposits	4.9	5.0	(0.1)	(3)
Core certificates of deposit	11.9	11.0	0.9	9

Total core deposits	31.7	31.4	0.3	1
Other deposits	6.1	6.6	(0.6)	(8)

Total deposits	$37.8	$38.0	$(0.2)	(1)%

     Average total deposits were $37.8 billion, down $0.2 billion, or 1%, from the prior quarter and reflected:
•	$0.6 billion, or 8%, decrease in average non-core deposits, primarily reflecting a decline in brokered deposits.

Partially offset by:
•	$0.3 billion, or 1%, increase in average total core deposits. The primary driver of the change was growth in higher rate core certificates of deposits, partially offset by a decline in lower rate money market accounts.
2008 Third Quarter versus 2007 Third Quarter
     Fully taxable equivalent net interest income decreased $21.3 million, or 5%, from the year-ago quarter. This reflected the unfavorable impact of a 23 basis point decline in the net interest margin to 3.29%, with 8 basis points of the decline reflecting the 2007 fourth quarter restructuring of the Franklin credit. The negative impact from the decline in the net interest margin was partially offset by a $0.8 billion, or 2%, increase in average earning assets. The increase in average earning assets, reflected growth in average loans and leases, partially offset by a decline in other earnings assets. Table 4 details the $1.2 billion increase in average loans and leases.
Table 4 — Loans and Leases — 3Q08 vs. 3Q07

	Third Quarter		Change
(in billions)	2008	2007	Amount	%

Average Loans and Leases
Commercial and industrial	$13.6	$13.0	$0.6	5%
Commercial real estate	9.8	9.0	0.8	9

Total commercial	23.4	22.0	1.4	6

Automobile loans and leases	4.6	4.4	0.3	6
Home equity	7.5	7.5	(0.0)	(0)
Residential mortgage	4.8	5.5	(0.6)	(12)
Other consumer	0.7	0.5	0.1	25

Total consumer	17.6	17.8	(0.3)	(1)

Total loans and leases	$41.0	$39.8	$1.2	3%

     The $1.2 billion, or 3%, increase in average total loans and leases primarily reflected:
•	$1.4 billion, or 6%, increase in average total commercial loans, with growth reflected in both C&I loans and CRE loans. The $0.8 billion, or 9%, increase in average CRE loans was primarily to existing borrowers with a focus on traditional income producing property types and was not related to the single family residential developer segment. The $0.6 billion, or 5%, growth in C&I loans reflected a combination of originations to existing borrowers and originations to new high credit quality customers. Given our consistent positioning in the market, we have been able to attract new relationships that historically dealt exclusively with competitors. These “house account” types of relationships are typically the highest quality borrowers and bring with them the added benefit of significant new deposit and other non-credit relationships.
Partially offset by:
•	$0.3 billion, or 1%, decrease in average total consumer loans. This reflected a $0.6 billion, or 12%, decline in residential mortgages, reflecting loan sales in prior quarters. Average home equity loans were unchanged. Partially offsetting the decline was a $0.3 billion, or 6%, growth in average automobile loans and leases. The increase was exclusively in the automobile loan segment, and we continue to feel good about the origination strategies employed that generated the growth.
     Table 5 details the $0.2 billion reported increase in average total deposits.
Table 5 — Deposits — 3Q08 vs. 3Q07

	Third Quarter		Change
(in billions)	2008	2007	Amount	%

Average Deposits
Demand deposits — non-interest bearing	$5.1	$5.4	$(0.3)	(6)%
Demand deposits — interest bearing	4.0	3.8	0.2	5
Money market deposits	5.9	6.9	(1.0)	(15)
Savings and other domestic deposits	4.9	5.1	(0.2)	(4)
Core certificates of deposit	11.9	10.5	1.4	14

Total core deposits	31.7	31.6	0.1	0
Other deposits	6.1	6.0	0.1	1

Total deposits	$37.8	$37.7	$0.2	0%

     The $0.2 billion increase in average total deposits reflected growth in both average total core deposits, and to a lesser degree, other deposits. Changes from the year ago period reflected the continuation of customers transferring funds from lower rate to higher rate accounts like certificates of deposits as short-term rates have fallen. Specifically, average core certificates of deposit increased $1.4 billion, or 14%, whereas average money market deposits and savings and other domestic deposits decreased $1.0 billion and $0.2 billion, respectively. Average interest bearing demand deposits increased $0.2 billion, or 5%, whereas average non-interest bearing demand deposits declined $0.3 billion, or 6%, again reflecting customer preference for interest bearing accounts.
Provision for Credit Losses
     The provision for credit losses in the 2008 third quarter was $125.4 million, up $4.6 million from the second quarter, and exceeded net charge-offs by $41.6 million. The provision for credit losses in the current quarter was $83.4 million higher than in the year-ago quarter. (See Credit Quality Discussion).

Non-Interest Income
2008 Third Quarter versus 2008 Second Quarter
     Non-interest income decreased $9.9 million, or 4%, from the second quarter.
Table 6 — Non-interest Income — 3Q08 vs. 2Q08

	Third	Second			Change attributable to:
	Quarter	Quarter	Change		Significant		Other
(in millions)	2008	2008	Amount	%	Items		Amount	%

Non-interest Income
Service charges on deposit accounts	$80.5	$79.6	$0.9	1%	$—		$0.9	1%
Trust services	31.0	33.1	(2.1)	(6)	—		(2.1)	(6)
Brokerage and insurance income	34.3	35.7	(1.4)	(4)	—		(1.4)	(4)
Other service charges and fees	23.4	23.2	0.2	1	—		0.2	1
Bank owned life insurance income	13.3	14.1	(0.8)	(6)	—		(0.8)	(6)
Mortgage banking income (loss)	10.3	12.5	(2.2)	(18)	4.2	(1)	(6.4)	(51)
Securities gains (losses)	(15.2)	2.1	(17.2)	NM	(17.2	)(2)	—	0
Other income	48.8	36.1	12.7	35	13.5	(3)	(0.7)	(2)

Total non-interest income	$226.5	$236.4	$(9.9)	(4)%	$0.5		$(10.4)	(4)%

(1) Net impact of MSR hedging
MSR valuation adjustment	$(10.3)	$39.0	$(49.3)	NM %
Net trading (losses) gains	3.8	(49.7)	53.5	NM

Impact to non interest income	(6.5)	(10.7)	4.2	40
Net interest income impact	8.4	9.4	(1.0)	(11)

Net impact of MSR hedging	$1.9	$(1.3)	$3.2	NM %
(2) Securities gains (losses)	$(15.2)	$2.1	$(17.2)	NM %
(3) Other income
Equity investment gains (losses)	$3.7	$(4.6)	$8.3	NM %
Loss on loans held for sale	—	(7.2)	7.2	NM
Gain on sale of mortgage loans	—	2.1	(2.1)	NM

Impact to other income	$3.7	$(9.8)	$13.5	NM%
     The $9.9 million decrease in total non-interest income included a net benefit of $0.5 million from significant items (see Significant Item discussion). The remaining $10.4 million, or 4%, decline reflected:
•	$6.4 million, or 51%, decline in mortgage banking income, primarily reflecting a 35% decline in origination activity.

•	$2.1 million, or 6%, decline in trust services income, reflecting the impact of lower market values on asset management revenues.

•	$1.4 million, or 4%, decline in brokerage and insurance income, primarily reflecting seasonally lower insurance contingency fees.

2008 Third Quarter versus 2007 Third Quarter
     Non-interest income increased $21.8 million from the year-ago quarter.
Table 7 — Non-interest Income — 3Q08 vs. 3Q07

					Change attributable to:
	Third Quarter		Change		Significant		Other
(in millions)	2008	2007	Amount	%	Items		Amount	%

Non-interest Income
Service charges on deposit accounts	$80.5	$78.1	$2.4	3%	$—		$2.4	3%
Trust services	31.0	33.6	(2.6)	(8)	—		(2.6)	(8)
Brokerage and insurance income	34.3	28.8	5.5	19	—		5.5	19
Other service charges and fees	23.4	21.0	2.4	11	—		2.4	11
Bank owned life insurance income	13.3	14.8	(1.5)	(10)	—		(1.5)	(10)
Mortgage banking income (loss)	10.3	9.6	0.7	7	(0.5	)(1)	1.1	12
Securities gains (losses)	(15.2)	(13.2)	(2.0)	(15)	(2.0	)(2)	—	0
Other income	48.8	31.8	17.0	53	8.1	(3)	8.9	28

Total non-interest income	$226.5	$204.7	$21.8	11%	$5.6		$16.2	8%

(1) Net impact of MSR hedging
MSR valuation adjustment	$(10.3)	$(9.9)	$(0.4)	(4)%
Net trading (losses) gains	3.8	3.9	(0.1)	(2)

Impact to non interest income	(6.5)	(6.0)	(0.5)	(8)
Net interest income impact	8.4	2.4	6.0	NM

Net impact of MSR hedging	$1.9	$(3.6)	$5.5	NM %
(2) Securities gains (losses)	$(15.2)	$(13.2)	$(2.0)	(15)%
(3) Equity investment gains (losses)	$3.7	$(4.4)	$8.1	NM %
     Of the $21.8 million increase in total non-interest income, $5.6 million came from significant items (see Significant Item discussion). The remaining $16.2 million, or 8%, increase reflected:
•	$8.9 million, or 28%, increase in other income, reflecting higher operating lease income, partially offset by declines in official check processing, merchant services, and derivatives income.

•	$5.5 million, or 19%, increase in brokerage and insurance income, reflecting growth in annuity sales and the 2007 fourth quarter acquisition of an insurance agency.

•	$2.4 million, or 3%, increase in service charges on deposit accounts, primarily reflecting strong growth in commercial service charges, partially offset by a decline in personal service charge income.

•	$2.4 million, or 11%, increase in other service charges and fees, reflecting higher debit card volume.
Partially offset by:
•	$2.6 million, or 8%, decline in trust services income, reflecting the impact of lower market values on asset management revenues.

Non-interest Expense
2008 Third Quarter versus 2008 Second Quarter
     Non-interest expense decreased $38.8 million, or 10%, from the 2008 second quarter.
Table 8 — Non-interest Expense — 3Q08 vs. 2Q08

	Third	Second			Change attributable to:
	Quarter	Quarter	Change		Significant		Restructuring/	Other
(in millions)	2008	2008	Amount	%	Items		Merger Costs	Amount	% (2)

Non-interest Expense
Personnel costs	$184.8	$200.0	$(15.2)	(8)%	$—		$(10.7)	$(4.5)	(2)%
Outside data processing and other services	32.4	30.2	2.2	7	—		0.9	1.3	4
Net occupancy	25.2	27.0	(1.8)	(7)	—		(1.8)	0.1	0
Equipment	22.1	25.7	(3.6)	(14)	—		(2.8)	(0.8)	(4)
Amortization of intangibles	19.5	19.3	0.1	1	—		—	0.1	1
Marketing	7.0	7.3	(0.3)	(4)	—		(0.0)	(0.3)	(4)
Professional services	13.4	13.8	(0.3)	(3)	—		(0.1)	(0.3)	(2)
Telecommunications	6.0	6.9	(0.9)	(12)	—		(0.0)	(0.9)	(12)
Printing and supplies	4.3	4.8	(0.4)	(9)	—		(0.0)	(0.4)	(9)
Other expense	24.2	42.9	(18.7)	(43)	(19.2	)(1)	(0.0)	0.6	1

Total non-interest expense	$339.0	$377.8	$(38.8)	(10)%	$(19.2)		$(14.6)	$(5.1)	(1)%

(1) Debt extinguishment loss (gain)	$(21.4)	$(2.2)	$(19.2)	NM %
(2) Other / (prior period + merger-related)
     Of the $38.8 million decline, $14.6 million represented second quarter Sky Financial merger/restructuring costs and $19.2 million related to significant items (see Significant Item discussion). The remaining $5.1 million, or 1%, decline primarily reflected a $4.5 million, or 2%, decline in personnel costs, as full-time equivalent staff decreased by 360, or 3%.
2008 Third Quarter versus 2007 Third Quarter
     Non-interest expense decreased $46.6 million, or 12%, from the year-ago quarter.
Table 9 — Non-interest Expense — 3Q08 vs. 3Q07

					Change attributable to:
	Third Quarter		Change		Significant		Restructuring/	Other
(in millions)	2008	2007	Amount	%	Items		Merger Costs	Amount	% (2)

Non-interest Expense
Personnel costs	$184.8	$202.1	$(17.3)	(9)%	$—		$(7.8)	$(9.6)	(5)%
Outside data processing and other services	32.4	40.6	(8.2)	(20)	—		(6.9)	(1.4)	(4)
Net occupancy	25.2	33.3	(8.1)	(24)	—		(7.4)	(0.7)	(3)
Equipment	22.1	23.3	(1.2)	(5)	—		(1.8)	0.6	3
Amortization of intangibles	19.5	19.9	(0.5)	(2)	—		—	(0.5)	(2)
Marketing	7.0	13.2	(6.1)	(47)	—		(5.0)	(1.2)	(14)
Professional services	13.4	11.3	2.1	19	—		(1.6)	3.7	38
Telecommunications	6.0	7.3	(1.3)	(18)	—		(0.2)	(1.1)	(15)
Printing and supplies	4.3	4.7	(0.4)	(9)	—		(0.5)	0.0	1
Other expense	24.2	29.8	(5.5)	(19)	(18.1	)(1)	(1.3)	13.9	49

Total non-interest expense	$339.0	$385.6	$(46.6)	(12)%	$(18.1)		$(32.3)	$3.8	1%

(1) Debt extinguishment loss (gain)	$(21.4)	$(3.2)	$(18.1)	NM %
(2) Other / (prior period + merger-related)

     Of the $46.6 million decline, $32.3 million represented Sky Financial merger/restructuring costs in the year-ago quarter and $18.1 million reflected significant items (see Significant Item discussion). The remaining $3.8 million, or 1%, increase reflected:
•	$13.9 million, or 49%, increase in other expense, primarily reflecting an increase in operating lease expense, with the remainder of the increase spread over a number of miscellaneous expense categories including franchise and other taxes and OREO losses.

•	$3.7 million, or 38%, increase in professional services expenses, reflecting increased legal and collection costs.
Partially offset by:
•	$9.6 million, or 5%, decline in personnel costs reflecting the benefit of merger and restructuring efficiencies, including the impact of 1,422 person reduction, or 12%, in full-time equivalent staff from the year-ago period, as well as lower incentive compensation.
Income Taxes
     The provision for income taxes in the 2008 third quarter was $35.5 million, resulting in an effective tax rate of 23.6%. The effective tax rate includes a $3.7 million addition to provision for income taxes, representing an increase to the previously established capital loss carry-forward valuation allowance related to the current quarter’s decline in value of Visa® shares held. The effective tax rate for the 2008 fourth quarter is expected to be in a range of 22%-24%.
Franklin Credit Management Relationship
     At September 30, 2008, total exposure to Franklin was $1.095 billion, down 3% from $1.130 billion at June 30, 2008. This relationship continued to perform and accrue interest. There were no Franklin-related net charge-offs or provision for credit losses in the current or prior quarter. At September 30, 2008, the specific allowance for loan and lease losses for Franklin was $115.3 million, unchanged from June 30, 2008. While the cash flow generated by the underlying collateral declined during the quarter due to the weakening economic environment, it continued to exceed the requirements of the 2007 fourth quarter restructuring agreement. Third quarter cash flows were also affected by lower OREO sales proceeds because of a slowdown in operational foreclosure resolution processes. The proceeds from completed sales continue to be consistent with our expectations. Franklin continued to actively restructure and modify existing delinquent loans in order to generate principal and interest payments in future periods. Franklin is also actively engaged in recovering against judgments they have filed in prior periods.
Credit Quality
     Credit quality performance in the 2008 third quarter was generally consistent with our expectations, reflecting the negative impact of the continued economic weakness across our Midwest markets. These economic factors influenced the performance of net charge-offs (NCOs) and non-accrual loans (NALs), as well as an expected commensurate significant increase in the provision for credit losses (see Provision for Credit Losses discussion) that increased the absolute and relative levels of our allowance for credit losses (ACL).

Net Charge-Offs
     Total net charge-offs for the 2008 third quarter were $83.8 million, or an annualized 0.82% of average total loans and leases. Total net charge-offs in the 2008 second quarter were $65.2 million, or an annualized 0.64%. Third quarter net charge-offs in the year-ago quarter were $47.1 million, or an annualized 0.47%.
     Total commercial net charge-offs for the 2008 third quarter were $40.6 million, or an annualized 0.69%, up from $27.5 million, or an annualized 0.47% in the 2008 second quarter, and from $17.3 million, or an annualized 0.31%, a year ago. Of the current quarter’s total commercial net charge-offs, C&I net charge-offs were $29.6 million, or an annualized 0.87%, up from $12.4 million, or an annualized 0.36%, in the second quarter. Current quarter C&I net charge-offs reflected the impact of two relationships totaling $11 million, with the rest of the increase spread among smaller loans across the portfolio. These two relationships had been included in our previous full year net charge-off forecast. Based on our ongoing portfolio review process, we do not anticipate additional losses associated with significant individual relationships in the near future. The rest of the increase compared with the prior period is consistent with our view of the deteriorating economic situation. Current quarter CRE net charge-offs were $11.0 million, or an annualized 0.45%, down from $15.1 million, or an annualized 0.63% in the prior quarter. Current quarter CRE net charge-offs were also consistent with our expectations and reflected smaller dollar activity and the resolution of previously identified NAL’s.
     Total consumer net charge-offs in the current quarter were $43.1 million, or an annualized 0.98%. This was higher than an annualized 0.85% in the prior quarter and an annualized 0.67% in the year-ago quarter.
     Automobile loan and lease net charge-offs were $13.3 million, or an annualized 1.15% in the current quarter, up from 1.01% in the prior period and 0.73% in the year-ago period. Net charge-offs for automobile loans were an annualized 1.02% in the current quarter, up from 0.94% in the second quarter, with net-charge-offs for automobile leases also increasing to an annualized 1.84% from 1.28%. Both automobile loan and automobile lease net charge-offs continued to be negatively impacted by declines in used car prices. While there is some evidence of used car price stabilization, the overall market remained under stress as consumers pulled back on purchasing vehicles. Annualized automobile loan net charge-offs of 1.02% for the third quarter represented levels close to that anticipated. In contrast, automobile lease net charge-offs were significantly higher than expected. While both the loan and lease segments were negatively impacted by general economic weakness, reported automobile lease net charge-offs were also negatively affected by declining balances. Although we anticipate that automobile loan and lease net charge-offs will remain under pressure due to continued economic weakness in our markets, we believe that our focus on super-prime borrowers over the last several years will continue to result in better performance relative to other peer bank automobile portfolios.
     Home equity net charge-offs in the 2008 third quarter were $15.8 million, or an annualized 0.85%, down from an annualized 0.94% in the prior quarter, but up from an annualized 0.58%, in the year-ago quarter. This portfolio continued to be negatively impacted by the general economic and housing market slowdown. The impact was evident across our footprint, but performance was relatively better in our Columbus and Cincinnati markets. Given that we have no exposure to the very volatile West Coast and Florida markets, less than 10% of the portfolio was originated via the broker channel, and our conservative assessment of the borrower’s ability to repay at the time of underwriting, we continue to believe our home equity net charge-off experience will compare very favorably relative to the industry.

     Residential mortgage net charge-offs were $6.7 million, or an annualized 0.56% of related average balances. This was up from an annualized 0.33% in the prior quarter and from 0.32% in the year-ago quarter. The residential portfolio is under the same economic and housing related pressures as the home equity portfolio, and we expect to see additional stress in our markets in future periods. However, as our origination strategy specifically excluded the more exotic mortgage structures, we believe that our performance throughout this cycle will compare favorably on a relative basis to the industry. In addition, loss mitigation strategies have been in place for over a year and are helping to successfully address risks in our ARM portfolio.
Non-accrual Loans and Non-performing Assets
     Non-accrual loans (NALs) were $585.9 million at September 30, 2008, and represented 1.42% of total loans and leases. This was higher than $535.0 million, or 1.30%, at June 30, 2008, and $249.4 million, or 0.62%, at the end of the year-ago period. The $50.9 million, or 10%, increase in NALs from the end of the prior quarter, primarily reflected a $37.1 million, or 14%, increase in CRE NALs and a $12.9 million, or 8%, increase in C&I NALs. Residential mortgage NALs increased 3%, whereas home equity NALs declined 5%.
     Non-performing assets (NPAs), which include NALs, were $1,040.3 million at September 30, 2008. This was higher than $993.1 million at June 30, 2008, and $435.0 million at the end of the year-ago period. The $47.1 million, or 5%, increase in NPAs from the end of the prior quarter reflected the $50.9 million increase in NALs, partially offset by a net decline in remaining NPAs.
     The over 90-day delinquent, but still accruing, ratio was 0.46% at September 30, 2008, up from 0.33% at June 30, 2008, and from 0.29% at the end of the year-ago quarter. The 13 basis point increase in the 90-day delinquent ratio from June 30, 2008, reflected a 21 basis point increase in the total commercial loan 90-day delinquent ratio to 0.35% from 0.14%, and a 2 basis point increase in the total consumer loan 90-day delinquent ratio to 0.61% from 0.59%.
     The significant increase in the over 90-day delinquent, but still accruing, C&I and CRE loans reflected a combination of both economic weakness, as well as our focus on serving the needs of our customer relationships. C&I 90-day delinquencies increased 11 basis points, with a 34 basis point increase in the CRE segment. The majority of the increase reflected matured loans in the process of being renewed. In many instances our position can be improved through a renewal process, but renewals take additional time to complete and thus result in elevated past due loans. We believe that the bulk of the restructurings currently under review will be resolved favorably.
     We are also very pleased with the relative stability in consumer loan 90-day past due performance, with the home equity portfolio delinquencies declining 5 basis points. The increase in the automobile loan and lease portfolio delinquencies represented normal seasonal patterns. The increase in residential mortgage delinquencies was consistent with our performance expectations for the portfolio.

Allowances for Credit Losses (ACL)
     We maintain two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
     At September 30, 2008, the ALLL was $720.7 million, up from $679.4 million at June 30, 2008, and from $454.8 million a year ago. Expressed as a percent of period-end loans and leases, the ALLL ratio at September 30, 2008, was 1.75%, up from 1.66% at June 30, 2008 and from 1.14% a year ago. The $41.3 million increase from the end of the prior quarter primarily reflected the impact of the continued economic weakness across our Midwest markets. Given the current market conditions, we believe the increase in the ALLL is prudent and appropriate. At September 30, 2008, the specific ALLL related to Franklin was $115.3 million, unchanged from June 30, 2008.
     Table 10 shows the change in the ALLL ratio and each reserve component for the 2008 third quarter and for the 2008 second quarter and 2007 third quarter.
Table 10 – Components of ALLL as Percent of Total Loans and Leases

				2Q08 change from
	3Q08	2Q08	3Q07	2Q08	3Q07

Transaction reserve (1)	1.54%	1.45%	0.97%	0.09%	0.57%

Economic reserve	0.21	0.21	0.17	—	0.04

Total ALLL	1.75%	1.66%	1.14%	0.09%	0.61%

(1)	Includes specific reserve
     The ALLL as a percent of NALs was 123% at September 30, 2008, down from 127% at June 30, 2008, and from 182% a year ago. At September 30, 2008, the AULC was $61.6 million, up from $61.3 million at June 30, 2008, and from $58.2 million at the end of the year-ago quarter.
     On a combined basis, the ACL as a percent of total loans and leases at September 30, 2008, was 1.90%, up from 1.80% at June 30, 2008, and from 1.28% a year ago. The ACL as a percent of NALs was 134% at September 30, 2008, down from 138% at June 30, 2008, and from 206% a year ago.
Capital
     At September 30, 2008, the regulatory Tier 1 and Total risk-based capital ratios were 8.86% and 12.09%, respectively, up from 8.82% and 12.05%, respectively, at June 30, 2008. Both ratios are well above the regulatory “well capitalized” thresholds of 6.0% and 10.0%, respectively. The “well capitalized” level is the highest regulatory capital designation. The tangible equity to asset ratio at September 30, 2008, was 6.00%, a 10 basis point increase from 5.90%. This improvement moved the tangible equity to assets ratio back into our targeted range of 6.00%-6.25%.

2008 FOURTH QUARTER OUTLOOK
     When earnings guidance is given, it is our practice to do so on a GAAP basis, unless otherwise noted. Such guidance includes the expected results of all significant forecasted activities. However, guidance typically excludes selected items where the timing and financial impact is uncertain until the impact can be reasonably forecasted, as well as potential unusual or one-time items.
     Our expectation is that the Midwest economic environment will remain weak. We will continue to target our interest rate risk position at our customary relatively neutral position.
     The assumptions listed below form the basis for our 2008 fourth quarter earnings outlook.
•	Net interest margin that is relatively flat with the 2008 third quarter’s 3.29% level.

•	Modest growth in average annualized total loans from the 2008 third quarter level, with commercial loans growing in the low-single digit range and consumer loans down slightly.

•	Average annualized core deposit growth in the mid-single digit range from the 2008 third quarter level.

•	Non-interest income that is relatively stable with the 2008 third quarter non-interest income level adjusted for the significant items noted earlier (see Significant Items Influencing Financial Performance Comparisons discussion and Table 1).

•	Non-interest expenses that are also relatively stable with the 2008 third quarter non-interest expense level adjusted for the significant items noted earlier (see Significant Items Influencing Financial Performance Comparisons discussion and Table 1).

•	No other significant net market-related gains or losses.

•	5-10 basis point increase by year end in the ACL ratio from the 1.90% level at the end of the 2008 third quarter, continuing to reflect the general stress in the market. Annualized net charge-offs of 90-110 basis points, resulting in estimated 2008 full year net charge-offs in the 70-75 basis point range.

•	The effective tax rate for the fourth quarter in a range of 22%-24%.
With the above assumptions, earnings for the 2008 fourth quarter are targeted for $0.25-$0.29 per common share, resulting in 2008 full year targeted earnings of $1.12-$1.16 per share.
Conference Call / Webcast Information
     Huntington’s senior management will host an earnings conference call on Thursday, October 16, 2008, at 1:00 p.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at 800-223-1238; conference ID 67292430. Slides will be available at www.huntington-ir.com just prior to 1:00 p.m. (Eastern Daylight Time) on October 16, 2008 for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through October 31, 2008 at 800-642-1687; conference ID 67292430.

Forward-looking Statement
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) the nature, extent, and timing of governmental actions and reforms; and (7) extended disruption of vital infrastructure. The Emergency Economic Stabilization Act of 2008 (EESA) passed 10/3/08 could have an undetermined material impact on company performance depending on rules of participation that have yet to be finalized. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2007 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release, the Quarterly Financial Review supplement to this earnings release, or the 2008 third quarter earnings conference call slides, which can be found on Huntington’s website at huntington-ir.com.
Significant Items
     Certain components of the Income Statement are naturally subject to more volatility than others. As a result, analysts/investors may view such items differently in their assessment of performance compared with their expectations and/or any implications resulting from them on their assessment of future performance trends. It is a general practice of analysts/investors to try and determine their perception of what “underlying” or “core” earnings performance is in any given reporting period, as this typically forms the basis for their estimation of performance in future periods.
     Therefore, Management believes the disclosure of certain “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance so that they can ascertain for themselves what, if any, items they may wish to include/exclude from their analysis of performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly.
     To this end, Management has adopted a practice of listing as “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K) individual and/or particularly volatile items that impact the current period results by $0.01 per share or more. (The one exception is the provision for credit losses discussed below). Such “Significant Items” generally fall within one of two categories: timing differences and other items.
Timing Differences
     Part of the company’s regular business activities are by their nature volatile; e.g. capital markets income, gains and losses on the sale of loans, etc. While such items may generally be expected to occur within a full-year reporting period, they may vary significantly from period to period. Such items are also typically a component of an Income Statement line item and not, therefore, readily discernable. By specifically disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.

Other Items
     From time to time, an event or transaction might significantly impact revenues, expenses, or taxes in a particular reporting period that are judged to be one-time, short-term in nature, and/or materially outside typically expected performance. Examples would be (1) merger costs as they typically impact expenses for only a few quarters during the period of transition; e.g., restructuring charges, asset valuation adjustments, etc.; (2) changes in an accounting principle; (3) one-time tax assessments/refunds; (4) a large gain/loss on the sale of an asset; (5) outsized commercial loan net charge-offs related to fraud; etc. By disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Provision for Credit Losses
     While the provision for credit losses may vary significantly between periods, Management typically excludes it from the list of “Significant Items”, unless in Management’s view, there is a significant specific credit(s), which is causing distortion in the period.
     Provision expense is always an assumption in analyst/investor expectations of earnings and there is apparent agreement among them that provision expense is included in their definition of “underlying” or “core” earnings unlike “timing differences” or “other items”. In addition, provision expense is an individual Income Statement line item so its value is easily known and, except in very rare situations, the amount in any reporting period always exceeds $0.01 per share. In addition, the factors influencing the level of provision expense receive detailed additional disclosure and analysis so that analysts/investors have information readily available to understand the underlying factors that result in the reported provision expense amount.
     In addition, provision expense trends usually increase/decrease in a somewhat orderly pattern in conjunction with credit quality cycle changes; i.e., as credit quality improves provision expense generally declines and vice versa. While they may have differing views regarding magnitude and/or trends in provision expense, every analyst and most investors incorporate a provision expense estimate in their financial performance estimates.
Other Exclusions
     “Significant Items” for any particular period are not intended to be a complete list of items that may significantly impact future periods. A number of factors, including those described in Huntington’s 2007 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could significantly impact future periods.
Estimating the Impact on Balance Sheet and Income Statement Results Due to Acquisitions
     The merger with Sky Financial Group Inc. (Sky Financial) was completed on July 1, 2007. At the time of acquisition, Sky Financial had assets of $16.8 billion, including $13.3 billion of loans, and total deposits of $12.9 billion. The impact of this acquisition has been included in our consolidated results since July 1, 2007. As such, the merger does not impact 2008 third quarter performance to 2008 second quarter or year-ago quarter comparisons. However, performance comparisons of 2008 nine-month performance to the comparable year-ago nine-month period are affected, as Sky Financial results were not included in the year-ago first and second quarter periods.
     In addition, as a result of this acquisition, we have a significant loan relationship with Franklin Credit Management Corporation.
     Given the significant impact of the merger on reported results, we believe that an understanding of the impacts of the merger and certain post-merger restructuring activities is necessary to understand better the underlying performance trends. When comparing post-merger period results to pre-merger periods, we use the following terms when discussing financial performance:
•	“Merger-related” refers to amounts and percentage changes representing the impact attributable to the merger.

•	“Merger and restructuring costs” represent non-interest expenses primarily associated with merger integration activities, including severance expense for key executive personnel.

•	“Non-merger-related” refers to performance not attributable to the merger, and includes “merger efficiencies”, which represent non-interest expense reductions realized because of the merger.

     After completion of the merger, we combined Sky Financial’s operations with ours, and as such, we could no longer separately monitor the subsequent individual results of Sky Financial. As a result, the following methodologies were implemented to estimate the approximate effect of the Sky Financial merger used to determine “merger-related” impacts. Certain tables and comments contained within our discussion and analysis provide detail of changes to reported results to quantify the estimated impact of the Sky Financial merger using this methodology.
Balance Sheet Items
     For average loans and leases, as well as average deposits, Sky Financial’s balances as of June 30, 2007, adjusted for purchase accounting adjustments, and transfers of loans to loans held-for-sale, were used in the comparison. To estimate the impact on 2008 average balances, it was assumed that the June 30, 2007 balances, as adjusted, remained constant over time.
Income Statement Items
     Sky Financial’s actual results for the first six months of 2007, adjusted for the impact of unusual items and purchase accounting adjustments, were determined. This six-month adjusted amount was divided by two to estimate a quarterly amount. This methodology does not adjust for any market-related changes, or seasonal factors in Sky Financial’s 2007 six-month results. Nor does it consider any revenue or expense synergies realized since the merger date. The one exception to this methodology of holding the estimated annual impact constant relates to the amortization of intangibles expense where the amount is known and is therefore used.
     Table 11 below provides detail of changes to selected reported results to quantify the impact of the Sky Financial merger using this methodology:
Table 11 – Estimated Impact of Sky Financial Merger
2008 Nine Month versus 2007 Nine Months

	Nine Months Ended					Change attributable to:
	September 30,		Change		Merger	Other
(in millions)	2008	2007	Amount	%	Related	Amount	% (1)

Average Loans and Leases
Commercial and industrial	$13,535	$9,748	$3,787	38.8%	$3,183	$604	4.7%
Commercial real estate	9,568	6,051	3,517	58.1	2,647	870	10.0

Total commercial	23,103	15,799	7,304	46.2	5,830	1,474	6.8

Automobile loans and leases	4,525	4,048	477	11.8	288	189	4.4
Home equity	7,364	5,794	1,570	27.1	1,590	(20)	(0.3)
Residential mortgage	5,113	4,771	342	7.2	741	(399)	(7.2)
Other consumer	695	461	234	50.8	95	139	25.0

Total consumer	17,697	15,074	2,623	17.4	2,714	(91)	(0.5)

Total loans and leases	$40,800	$30,873	$9,927	32.2%	$8,544	$1,383	3.5%

(1)	Other / (prior period + merger-related)

	Nine Months Ended					Change attributable to:
	September 30,		Change		Merger	Other
(in millions)	2008	2007	Amount	%	Related	Amount	% (1)

Average Deposits
Demand deposits - non-interest bearing	$5,058	$4,175	$883	21.1%	$1,219	$(336)	(6.2)%
Demand deposits - interest bearing	4,008	2,859	1,149	40.2	973	176	4.6
Money market deposits	6,292	5,946	346	5.8	664	(318)	(4.8)
Savings and other domestic deposits	4,987	3,660	1,327	36.3	1,729	(402)	(7.5)
Core certificates of deposit	11,210	7,183	4,027	56.1	3,087	940	9.2

Total core deposits	31,555	23,823	7,732	32.5	7,672	60	0.2
Other deposits	6,366	5,017	1,349	26.9	895	454	7.7

Total deposits	$37,921	$28,840	$9,081	31.5%	$8,567	$514	1.4%

(1)	Other / (prior period + merger-related)

	Nine Months Ended					Change attributable to:
	September 30,		Change		Merger	Significant		Other
(in thousands)	2008	2007	Amount	%	Related	Items		Amount	% (4)

Net interest income — FTE	$1,171,903	$932,465	$239,438	25.7%	$303,184	$21,061	(1)	$(84,807)	(6.9)%

Non-interest Income
Service charges on deposit accounts	$232,806	$172,917	$59,889	34.6%	$48,220	$—		$11,669	5.3%
Trust services	98,169	86,220	11,949	13.9	14,018	—		(2,069)	(2.1)
Brokerage and insurance income	106,563	62,087	44,476	71.6	34,122	—		10,354	10.8
Other service charges and fees	67,429	49,176	18,253	37.1	11,600	—		6,653	10.9
Bank owned life insurance income	41,199	36,602	4,597	12.6	3,614	—		983	2.4
Mortgage banking income (loss)	15,741	26,102	(10,361)	(39.7)	12,512	(28,853	)(1)	5,980	15.5
Securities gains (losses)	(11,655)	(18,187)	6,532	35.9	566	6,532	(2)	(566)	3.2
Other income	148,420	91,127	57,293	62.9	12,780	21,098	(3)	23,415	22.5

Total non-interest income	$698,672	$506,044	$192,628	38.1%	$137,432	$(1,223)		$56,419	8.8%

(1) Net impact of MSR hedging
MSR valuation adjustment	$10,687	$5,114	$5,573	NM %
Net trading (losses) gains	(52,558)	(18,132)	(34,426)	NM

Impact to non interest income	(41,871)	(13,018)	(28,853)	NM
Net interest income impact	23,666	2,605	21,061	NM

Net impact of MSR hedging	$(18,205)	$(10,413)	$(7,792)	(74.8)%
(2) Securities gains (losses)	$(11,655)	$(18,187)	$6,532	35.9%
(3) Other income
Equity investment gains (losses)	$(3,574)	$(10,616)	$7,042	66.3%
Loss on loans held for sale	(7,200)	—	(7,200)	NM
Gain on sale of mortgage loans	2,069	—	2,069	NM
Gain on sale of Visa/Master Card stock	25,087	—	25,087	NM
Asset impairment	(5,900)	—	(5,900)	NM

Impact to other income	$10,482	$(10,616)	$21,098	NM %

(4)	Other / (prior period + merger-related)

	Nine Months Ended						Change attributable to:
	September 30,		Change			Merger	Significant		Restructuring/	Other
(in thousands)	2008	2007	Amount	%		Related	Items		Merger Costs	Amount	% (3)

Non-interest Expense
Personnel costs	$586,761	$471,978	$114,783	24.3%		$136,500	$—		$5,147	$(26,864)	(4.4)%
Outside data processing and other services	96,933	88,115	8,818	10.0		24,524	—		(9,012)	(6,694)	(6.5)
Net occupancy	85,429	72,659	12,770	17.6		20,368	5,100	(1)	(5,283)	(7,415)	(8.5)
Equipment	71,636	58,666	12,970	22.1		9,598	—		1,117	2,255	3.3
Amortization of intangibles	57,707	24,988	32,719	NM		32,962	—		—	(243)	(0.4)
Marketing	23,307	29,868	(6,561)	(22.0)		8,722	—		(6,495)	(8,788)	(27.4)
Professional services	36,247	25,856	10,391	40.2		5,414	—		(2,952)	7,929	28.0
Telecommunications	19,116	15,989	3,127	19.6		4,448	—		404	(1,725)	(8.3)
Printing and supplies	14,695	11,657	3,038	26.1		2,748	—		(390)	680	4.9
Other expense	95,449	72,514	22,935	31.6		26,096	(30,533)	(2)	(1,374)	28,746	29.6

Total non-interest expense	$1,087,280	$872,290	$214,990	24.6%		$271,380	$(25,433)		$(18,838)	$(12,119)	(1.1)%

(1) Asset impairment	$5,100	$—	$5,100	NM	%
(2) Other expense
Visa anti-trust indemnification	$(12,435)	$—	$(12,435)	NM	%
Debt extinguishment loss (gain)	(23,541)	(7,310)	(16,231)	NM
Litigation reserves	—	1,867	(1,867)	NM

Impact to other expense	$(35,976)	$(5,443)	$(30,533)	NM	%

(3)	Other / (prior period + merger-related)
Annualized data
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully taxable equivalent interest income and net interest margin
     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
     Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
     Percent changes of 100% or more are typically shown as “nm” or “not meaningful” unless required. Such large percent changes typically reflect the impact of unusual or particularly volatile items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are typically “not meaningful” for trend analysis purposes.
About Huntington
     Huntington Bancshares Incorporated is a $55 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 142 years of serving the financial needs of its customers. Huntington’s banking subsidiary, The Huntington National Bank, provides innovative retail and commercial financial products and services through over 600 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. Selected financial service activities are also conducted in other states including: Auto Finance and Dealer Services offices in Arizona, Florida, Nevada, New Jersey, New York, Tennessee, and Texas; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Huntington Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong.
###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics (1)
(Unaudited)

	2008		2007		Percent Changes vs.
(in thousands, except per share amounts)	Third	Second	Third		2Q08	3Q07

Net interest income	$388,636	$389,866	$409,633		(0.3)%	(5.1)%
Provision for credit losses	125,392	120,813	42,007		3.8	N.M.
Non-interest income	226,490	236,430	204,674		(4.2)	10.7
Non-interest expense	338,996	377,803	385,563		(10.3)	(12.1)

Income before income taxes	150,738	127,680	186,737		18.1	(19.3)
Provision for income taxes	35,535	26,328	48,535		35.0	(26.8)

Net Income	$115,203	$101,352	$138,202		13.7%	(16.6)%

Dividends declared on preferred shares	12,091	11,151	—		8.4	—

Net income applicable to common shares	$103,112	$90,201	$138,202		14.3%	(25.4)%

Net income per common share — diluted	$0.28	$0.25	$0.38		12.0%	(26.3)%
Cash dividends declared per common share	0.1325	0.1325	0.2650		—	(50.0)
Book value per common share at end of period	15.88	15.87	17.08		0.1	(7.0)
Tangible book value per common share at end of period	6.87	6.82	8.10		0.7	(15.2)

Average common shares — basic	366,124	366,206	365,895		—	0.1
Average common shares — diluted (2)	414,968	367,234	368,280		13.0	12.7

Return on average assets	0.84%	0.73%	1.02%
Return on average shareholders’ equity	7.2	6.4	8.8
Return on average tangible shareholders’ equity (3)	16.9	15.0	19.7
Net interest margin (4)	3.29	3.29	3.52
Efficiency ratio (5)	50.3	56.9	57.7
Effective tax rate	23.6	20.6	26.0

Average loans and leases	$41,004,234	$41,025,088	$39,827,422		(0.1)	3.0
Average loans and leases — linked quarter annualized growth rate	(0.2)%	6.5%	N.M.	%
Average earning assets	$47,644,331	$48,279,217	$46,870,957		(1.3)	1.7
Average total assets	54,663,867	55,539,295	53,970,093		(1.6)	1.3
Average core deposits (6)	31,738,625	31,410,981	31,639,919		1.0	0.3
Average core deposits — linked quarter annualized growth rate (6)	4.2%	(1.3)%	N.M.	%
Average shareholders’ equity	$6,324,362	$6,355,388	$6,205,783		(0.5)	1.9

Total assets at end of period	54,671,350	55,333,841	55,303,927		(1.2)	(1.1)
Total shareholders’ equity at end of period	6,383,101	6,381,265	6,249,674		—	2.1

Net charge-offs (NCOs)	83,751	65,247	47,106		28.4	77.8
NCOs as a % of average loans and leases	0.82%	0.64%	0.47%
Nonaccrual loans and leases (NALs)	$585,941	$535,042	$249,396		9.5	N.M.
NAL ratio (7)	1.42%	1.30	0.62
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.75	1.66	1.14
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.90	1.80	1.28
ALLL as a % of NALs	123	127	182
Tier 1 risk-based capital ratio (8)	8.86	8.82	8.35
Total risk-based capital ratio (8)	12.09	12.05	11.58
Tier 1 leverage ratio (8)	8.05	7.88	7.57
Average equity / assets	11.57	11.44	11.50
Tangible equity / assets (9)	6.00	5.90	5.70
Tangible common equity / assets	4.89	4.80	5.70

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to “Significant Items Influencing Financial Performance Comparisons”.

(2)	For the three months ended September 30, 2008, the impact of the convertible preferred stock issued in April of 2008 was included in the diluted share calculation. It was included because the result was less than basic earnings per common share (dilutive) for the period. For the three months ended June 30, 2008, the impact of the convertible preferred stock issued in April of 2008 was excluded from the diluted share calculation. It was excluded because the result would have been higher than basic earnings per common share (anti-dilutive) for the period.

(3)	Net income excluding expense for amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total stockholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Non-interest expense less amortization of intangibles ($19.5 million in 3Q 2008, $19.3 million in 2Q 2008, and $19.9 million in 3Q 2007) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(6)	Includes non-interest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.

(7)	Nonaccruing loans and leases (NALs) divided by total loans and leases.

(8)	September 30, 2008 figures are estimated. Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting Statement 158 from the regulatory capital calculations.

(9)	At end of period. Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

HUNTINGTON BANCSHARES INCORPORATED
Year to Date Key Statistics (1)
(Unaudited)

	Nine Months Ended September 30,		Change
(in thousands, except per share amounts)	2008	2007	Amount	Percent
Net interest income	$1,155,326	$918,579	$236,747	25.8%
Provision for credit losses	334,855	131,546	203,309	N.M.
Non-interest income	698,672	506,044	192,628	38.1
Non-interest expense	1,087,280	872,290	214,990	24.6

Income before income taxes	431,863	420,787	11,076	2.6
Provision for income taxes	88,240	106,338	(18,098)	(17.0)

Net Income	$343,623	$314,449	$29,174	9.3%

Dividends declared on preferred shares	23,242	—	23,242	—

Net income applicable to common shares	$320,381	$314,449	5,932	1.9

Net income per common share — diluted	$0.87	$1.12	$(0.25)	(22.3)%
Cash dividends declared per common share	0.530	0.795	(0.265)	(33.3)

Average common shares — basic	366,188	279,171	87,017	31.2
Average common shares — diluted (2)	396,457	282,014	114,443	40.6

Return on average assets	0.83%	1.02%
Return on average shareholders’ equity	7.4	10.3
Return on average tangible shareholders’ equity (3)	17.7	16.8
Net interest margin (4)	3.27	3.40
Efficiency ratio (5)	54.7	58.2
Effective tax rate	20.4	25.3

Average loans and leases	$40,799,635	$30,873,499	$9,926,136	32.2
Average earning assets	47,859,232	36,635,212	11,224,020	30.6
Average total assets	55,028,124	41,419,779	13,608,345	32.9
Average core deposits (6)	31,555,426	23,823,200	7,732,226	32.5
Average shareholders’ equity	6,185,311	4,099,696	2,085,615	50.9

Net charge-offs (NCOs)	197,447	99,724	97,723	98.0
NCOs as a % of average loans and leases	0.65%	0.43%

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to “Significant Items Influencing Financial Performance Comparisons”.

(2)	For the nine months ended September 30, 2008, the impact of the convertible preferred stock issued in April of 2008 was included in the diluted share calculation. It was included because the result was less than basic earnings per share (dilutive) on a year-to-date basis.

(3)	Net income less expense excluding amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total shareholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Non-interest expense less amortization of intangibles ($57.7 million for 2008 and $25.0 million for 2007) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(6)	Includes non-interest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.